Exhibit 5.3

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR	020 7418 1300 tel 020 7418 1400 fax

15 September 2016

Delphi Automotive PLC

Courteney Road

Hoath Way

Gillingham, Kent ME8 0RU

United Kingdom

Dear Sirs

Delphi Automotive LLP: guarantee of €500,000,000 1.600% Senior Notes due 2028 issued by Delphi Automotive PLC

We have acted as advisers as to English law to Delphi Automotive LLP, a limited liability partnership organised under the laws of England and Wales (the “English Law Opinion Party”), in connection with the issue of €500,000,000 1.600% Senior Notes due 2028 (the “Notes”) by Delphi Automotive PLC (the “Issuer”), a public limited company organised under the laws of Jersey, which are to be guaranteed by the English Law Opinion Party pursuant to the Indenture referred to below. The Issuer has filed a registration statement on Form S-3 with the United States Securities and Exchange Commission on 30 October 2015 (the “Registration Statement”) for the purposes of registering, under the Securities Act of 1933, as amended (the “Securities Act”), the Notes to be issued, from time to time, pursuant to the Base Indenture referred to below.

The Notes will be issued pursuant to a Senior Indenture, dated as of 10 March 2015, among the Issuer, the guarantors from time to time party thereto, Deutsche Bank Trust Company Americas, as Registrar, Paying Agent and Authenticating Agent, and the Trustee (the “Base Indenture”) as supplemented by a Third Supplemental Indenture dated as of 15 September 2016 (the “Supplemental Indenture”) between inter alia the parties to the Base Indenture and the English Law Opinion Party (the Base Indenture and the Supplemental Indenture collectively being referred to in this opinion as the “Indenture”). For the purposes of this opinion, we have examined the documents listed in Schedule 1 to this opinion.

Capitalised terms used in this opinion shall, unless otherwise defined, have the meaning given to them in Schedule 1 to this opinion.

This opinion is confined to matters of English law as at the date of this opinion, and this opinion and any non-contractual obligations arising out of or in relation to it are governed by and shall be construed in accordance with English law. Accordingly, we express no opinion with regard to any system of law other than English law as currently applied by the English courts. In particular, we express no opinion on European Union law as it applies to any jurisdiction other than England and Wales. To the extent that the laws of Delaware, New York or Jersey may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws.

We assume no obligation to notify you of any further changes in law, which may affect the opinions expressed herein, or otherwise to update this opinion in any respect.

Opinions

On the basis of our examination of the documents listed in Schedule 1 to this opinion and the other matters referred to above, and subject to the assumptions set out in Schedule 2 to this opinion, the qualifications set out in Schedule 3 to this opinion and any matters not disclosed to us, we are of the opinion that:

1.	Corporate existence. The English Law Opinion Party is a limited liability partnership that has been duly incorporated in Great Britain and registered in England and Wales.

2.	Corporate power. The English Law Opinion Party has the requisite corporate capacity to enter into the Indenture and to perform its obligations under the Indenture.

3.	Corporate action. All corporate action required to be taken by the English Law Opinion Party to authorise the execution by the English Law Opinion Party of the Supplemental Indenture has been duly taken and the Supplemental Indenture has been duly executed by or on behalf of the English Law Opinion Party.

This opinion and any non-contractual obligations arising out of or in relation to it are governed by and shall be construed in accordance with English law.

This opinion is addressed to you for your own benefit for the purposes of the Registration Statement filed under the Securities Act. It may not be disclosed or furnished to, or used or relied upon by, any other person or used or relied upon by you for any other purpose without, in any such case, our prior written consent. We hereby give such consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Issuer on the date hereof and its incorporation by reference into the Registration Statement. In giving this consent, we do not thereby admit that we come within in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Davis Polk & Wardwell London LLP

Davis Polk & Wardwell London LLP is a limited liability partnership formed under the laws of the State of New York, USA, and is authorised and regulated by the Solicitors Regulation Authority with registration number 566321.

Davis Polk includes Davis Polk & Wardwell LLP and its associated entities.

Delphi Automotive plc	15 September 2016

SCHEDULE 1

DOCUMENTS EXAMINED

For the purposes of this opinion, we have examined the following documents:

Transaction Documents

1.	a copy of the executed New York law governed Base Indenture;

2.	a copy of the executed New York law governed Supplemental Indenture;

Corporate Documents

3.	a certificate from the secretary of the English Law Opinion Party dated 15 September 2016 (the “Certificate”); having attached to it the documents set out in paragraphs 4 to 9 below;

4.	a copy of the Certificate of Incorporation in respect of the English Law Opinion Party, certified to be a true and correct copy;

5.	a copy of the certificate of incorporation on change of name in respect of the English Law Opinion Party, certified to be a true and correct copy;

6.	a copy of the Delaware law governed Fifth Amended and Restated Partnership Agreement, certified to be a true and correct copy as at the date and time of authorisation and execution of the Base Indenture, the Supplemental Indenture and on the date hereof (the “Partnership Agreement”);

7.	a copy of the written resolutions passed by the members of the English Law Opinion Party dated 25 August 2016, certified to be a true and correct copy;

8.	a list of persons duly authorised to sign any document or instrument relating to the issue and offer of the Notes or certificates delivered thereunder and specimen signatures thereof, each certified to be a true and correct copy as at the date and time of execution of the Supplemental Indenture and on the date hereof; and

9.	a copy of a Certificate of Good Standing in respect of the English Law Opinion Party dated 14 September 2016 issued by the Registrar of Companies at Companies House (the “Certificate of Good Standing”);

Except as stated above we have not examined any contracts, instruments or other documents entered into by any party to the Indenture or any corporate records of any party to the Indenture and have not made any other enquiries other than the Company Search and Central Index Search concerning the Indenture or the parties thereto.

Delphi Automotive plc	15 September 2016

SCHEDULE 2

ASSUMPTIONS

For the purposes of this opinion, we have assumed:

1.	all documents submitted to us, whether as originals or copies, are authentic and complete;

2.	all documents submitted to us as copies, whether in physical or electronic form, conform to authentic, complete originals and, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

3.	all signatures, stamps and seals on all documents that we reviewed are genuine;

4.	all signatures purporting to be on behalf of the English Law Opinion Party are those of persons authorised by resolutions of the English Law Opinion Party to execute the relevant document on behalf of the English Law Opinion Party;

5.	the English Law Opinion Party has validly authorised the attachment of its signature pages to the final text of the Opinion Documents;

6.	in relation to the English Law Opinion Party:

(a)	each of the certificate of incorporation in the form referred to in paragraph 4 of Schedule 1, the certificate of incorporation on change of name in the form referred to in paragraph 5 of Schedule 1 and the Partnership Agreement in the form referred to in paragraph 6 of Schedule 1 was in force at the date and time of authorisation and execution of the Supplemental Indenture, and is in force on the date hereof;

(b)	that the written resolutions referred to in paragraph 7 of Schedule 1 were duly passed as written resolutions, that both members of the English Law Opinion Party have signed one or more copies of the written resolutions or otherwise indicated agreement in writing to such resolutions, that all relevant provisions of the Partnership Agreement were duly observed, that the members of the English Law Opinion Party had the capacity, power and authority to enter into such resolutions and that such resolutions have not been amended, revoked or rescinded and are in full force and effect;

7.	that in entering into the Indenture, the English Law Opinion Party did so in good faith and for the purpose of carrying on its business and at the time that the Indenture was entered into:

(a)	there were reasonable grounds for the members of the English Law Opinion Party to believe that the transactions to which the Indenture relates, and the execution and delivery by the English Law Opinion Party of the Indenture and the exercise of its rights and the performance of its obligations thereunder, would materially benefit the English Law Opinion Party and be likely to promote its success for the benefit of its members as a whole; and

(b)	the English Law Opinion Party was not unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 (the “Insolvency Act”) (for which purpose account is to be taken of its contingent and prospective liabilities) and has not and will not become so unable to pay its debts in consequence of entering into or performing its obligations under the Indenture;

Delphi Automotive plc	5	15 September 2016

8.	the members of the English Law Opinion Party acted in good faith and in accordance with their duties under all applicable laws and the Partnership Agreement of that English Law Opinion Party in authorising execution of the Supplemental Indenture;

9.	the execution and delivery of the Supplemental Indenture by the English Law Opinion Party and the exercise of its rights and performance of its obligations under the Indenture will sufficiently benefit, and is in the interests of, the English Law Opinion Party;

10.	each of the statements contained in the Certificate is true and correct as at the date hereof;

11.	the information revealed by the entries of an on-line search obtained by us from the Companies House Direct Service with respect to the English Law Opinion Party on 14 September 2016 (the “Company Search”) (i) was accurate in all respects and has not since the time of such search been altered, and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies;

12.	the information revealed by the results of a telephone search with the Companies Court in London of the Central Index of Winding Up Petitions on 14 September 2016 with respect to the English Law Opinion Party (the “Central Index Search”); was accurate in all respects and has not since the time of such enquiry been altered;

13.	the information contained in the Certificate of Good Standing was accurate in all respects and has not since the date thereof been altered, and was complete and included all relevant information;

14.	the parties to the Partnership Agreement had the capacity and power to enter into the Partnership Agreement, the Partnership Agreement was duly authorised by and duly executed by or on behalf of each of the parties to it in the form referred to in Schedule 1, the Partnership Agreement creates legal, valid, binding and enforceable obligations under the laws of Delaware by which it is expressed to be governed and the words and phrases used in the Partnership Agreement have the same meaning and effect as they would have if governed by English law;

15.	the English Law Opinion Party has not passed a voluntary winding-up resolution, that no petition has been presented to or order made by a court for the winding up or dissolution of the English Law Opinion Party, that no application has been made to a court for an administration order in respect of the English Law Opinion Party and no administration order has been made by any court in relation to the English Law Opinion Party, that no appointment of an administrator of the English Law Opinion Party has been made out of court and no notice of intention to appoint an administrator has been given or filed with any court in respect of the English Law Opinion Party, that no receiver, trustee, administrator, provisional liquidator, administrative receiver or similar officer has been appointed in relation to the English Law Opinion Party or any of its assets or revenues;

16.	no procedure or step analogous to any procedure or step described in paragraph 19 of this Schedule 2 has been taken in New York, Delaware or any other applicable jurisdiction in relation to the English Law Opinion Party;

17.	no foreign law which may apply with respect to the Indenture or the transactions and matters contemplated thereby would be such as to affect any of the conclusions stated herein;

Delphi Automotive plc	6	15 September 2016

18.	that none of the parties is or will be seeking to achieve any purpose not apparent from the Indenture which night render the Indenture illegal, void or unenforceable and, in particular (but without limitation), that none of the Indenture (whether alone or in conjunction with any other document) or any related transaction or transactions contemplated by the Indenture constitute financial assistance for the purpose of Section 678 or 679 of the Companies Act 2006;

19.	all consents, licences, approvals, authorisations, registrations, notices or filings which are necessary under any applicable laws in order to permit the execution, delivery or performance of the Indenture, or otherwise in connection therewith, have been made or obtained;

20.	each party has executed and delivered the Base Indenture and the Supplemental Indenture and both the Base Indenture and the Supplemental Indenture are not subject to any escrow or other similar arrangement.

Delphi Automotive plc	7	15 September 2016

SCHEDULE 3

QUALIFICATIONS

Our opinion is subject to the following qualifications:

1.	The Company Search is not capable of revealing conclusively whether or not, inter alia, (i) a winding-up order has been made or a resolution passed for the winding up of a limited liability partnership; or (ii) an administration order has been made; or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the electronic records of the relevant limited liability partnership immediately.

2.	The Central Index Search relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court; (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order; and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted.

3.	This opinion is subject to all applicable laws relating to bankruptcy, insolvency, liquidation, administration, voluntary arrangement, scheme of arrangement, moratorium, reorganisation, rescheduling, fraudulent transfer, preference, transactions at undervalue or other laws of general application relating to or affecting the rights of creditors.

4.	Legislation, treasury rules and other laws and regulations in England and Wales restrict or prohibit payments, transactions and dealings with assets and individuals or entities having a proscribed connection with certain countries or subject to international sanctions or associated with terrorism.